Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Third Quarter Cash Dividend of $0.06 per Share

SACRAMENTO, California, August 18, 2021 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.917 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced that the Board of Directors has authorized a cash dividend of $0.06 per share for the 2021 third quarter.

The $0.06 per share quarterly cash dividend will be paid to shareholders of record as of September 15, 2021 and is payable on September 29, 2021.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California along the Interstate 5 corridor from Sacramento to Yreka and in the wine region north of San Francisco. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”. As previously announced, on June 23, 2021, the Company entered into an Agreement and Plan of Merger with Columbia Banking System, Inc. (“Columbia”) with Columbia as the surviving entity. The transaction is expected to close during the fourth quarter of 2021, subject to the satisfaction of customary closing conditions, including regulatory and shareholder approvals.

Contact Information

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959

Important Information and Where You Can Find It

This press release may be deemed to be solicitation material in respect of the proposed merger transaction between Columbia Banking System, Inc. (“Columbia”), and the Company. In connection with the proposed transaction, Columbia filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-258551) to register the shares of Columbia’s common stock to be issued in connection with the proposed transaction. The registration statement includes a prospectus of Columbia and a proxy statement of the Company. The registration statement, as amended, was declared effective by the SEC on August 17, 2021, and the proxy statement/prospectus was first mailed to the shareholders of the Company on or about August 18, 2021. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED THEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT COLUMBIA, THE COMPANY AND THE PROPOSED TRANSACTION. Shareholders may obtain a free copy of the registration statement, including the proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Columbia and the Company, without charge, at the SEC’s website (http://www.sec.gov). Shareholders may also obtain these documents, free of charge, from the Company by accessing the Company’s website at www.bankofcommerceholdings.com under the tab “Investor Services” and then under the heading “Corporate Profile” or from Columbia at www.columbiabank.com under the heading “Investor Relations.” Copies can also be obtained, free of charge, by directing a request to Bank of Commerce Holdings, 555 Capitol Mall, Suite 1255, Sacramento, California 95814-4606, ATTN: Corporate Secretary; Telephone (800) 421-2575.

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

The Company, Columbia, and certain of the Company’s directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 6, 2021. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, are contained or incorporated by reference in the proxy statement/prospectus. Free copies of these documents may be obtained as described in the preceding paragraph.